May 7, 2001              Exhibit 99.(a)(1)(B)

Dear Eligible Participants:

      Attached you will find the details of a stock option exchange program. A cornerstone of Documentum, Inc.'s success has been retention and motivation of our employees. Accordingly, since many of your outstanding options have exercise prices that are significantly higher than the current market price of our Common Stock, we felt it appropriate to offer this stock option exchange program.

      Please carefully read the documents and instructions enclosed with this letter. The Election Form must be returned as indicated in the enclosed materials to Stock Administration, before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if we extend the offer).

      If you have any questions about the offer, please contact Stock Administration at (925) 600-6426 or at optionexchange@documentum.com.

                                   Sincerely,

                                   Sayed Darwish, Esq.
                                   Vice President, General Counsel and Secretary

Enclosures

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                       SUMMARY OF TERMS OF OPTION EXCHANGE

             RESPONSE DUE BEFORE 12:00 P.M., PACIFIC DAYLIGHT TIME,

                                 ON JUNE 6, 2001

      You must check your election, sign and date the Election Form and return the Election Form to Stock Administration, at Documentum, Inc. (the "Company" or "Documentum") before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (or a later expiration date if Documentum extends the Offer). If you have any questions, please contact Stock Administration at (925) 600-6426 or at optionexchange@documentum.com.

      The following summarizes the principal terms and conditions of the Offer to Exchange options. Please read the enclosed Offer to Exchange as well because the information in this summary is not complete.

      Which Options are Eligible Options? All options that are currently outstanding under the Company's 1993 Equity Incentive Plan and 1996 Non-Officer Equity Incentive Plan (collectively referred to as the "Plans") that are held by employees of the Company or one of its wholly-owned subsidiaries (each an "Eligible Participant"). If you wish to accept this Offer, you must return all of your Eligible Options granted on or after December 6, 2000.

      Who Can Participate in the Exchange? You can participate in this exchange and receive a new option on the grant date of the New Options ("New Option") if you are an Eligible Participant on June 6, 2001 and your continuous employment with the Company is not terminated prior to the grant date of the New Options.

      How Many New Options Will I Receive? Your New Option will represent the same number of option shares as each Eligible Option that you exchange. The number of option shares to be represented by the New Options will be adjusted for any stock splits, stock dividends, recapitalizations or similar transactions that may occur between June 6, 2001 (or a later expiration date if Documentum extends the Offer) and the date the New Options are granted. Please review your personal Option Report which will be sent to you separately and contact Stock Administration if you have any questions.

      When will I receive my New Options? The New Options will be granted between December 7, 2001 and December 11, 2001, on a date to be determined by the Company's Board of Directors, and we expect to distribute the New Option agreements within eight weeks of the date of grant; provided, however, that if the Offer is extended, the grant date of the New Options will be extended for an equivalent period of time.

      What will be the Exercise Price of the New Options? The New Options will have an exercise price equal to the closing price of our Common Stock as reported on Nasdaq on the date of grant (the "Closing Price"). We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. We recommend that you obtain current market quotations for our Common Stock before deciding whether to elect to exchange your options.

      What will be the Vesting Period of the New Options? If you receive a New Option, each New Option will have the same vesting schedule as your applicable Eligible Option. In addition, the vesting commencement date for the New Options will be the original vesting commencement date of your applicable Eligible Option.

      What is the Expiration Date of the New Options? Except for New Options granted to employees who work in France, the maximum option term is ten years under the Plans. New Options granted to employees working in France will be granted pursuant to our French stock option subplan under the 1996 Non-Officer Equity Incentive Plan. The New Options granted to employees under this subplan may have a shorter maximum option term. You should carefully review the terms of the subplan.

      What if I leave Documentum or one of its subsidiaries between the date my Eligible Options are cancelled and the grant date of the New Options? Your decision to accept or reject this offer will be irrevocable starting at 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (unless we extend the Offer). If your service as an employee of Documentum or one of its subsidiaries terminates voluntarily, involuntarily, or for any other reason, before your New Options are granted, you will not be granted any New Options. Further, once an Eligible Option is cancelled, you will not have any rights with respect to that cancelled Eligible Option. THEREFORE, IF YOU ARE NOT AN EMPLOYEE OF DOCUMENTUM OR ONE OF ITS WHOLLY-OWNED SUBSIDIARIES FROM THE DATE YOUR ELIGIBLE OPTIONS ARE CANCELLED THROUGH THE GRANT DATE OF THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS IN EXCHANGE FOR YOUR ELIGIBLE OPTIONS THAT WERE CANCELLED. YOU ALSO WILL NOT RECEIVE ANY OTHER FORM OF CONSIDERATION IF your right to your new options terminates because your EMPLOYMENT WITH the company OR ONE OF ITS WHOLLY-OWNED SUBSIDIARIES, for whatever reason, ceases prior to THE GRANT DATE OF THe NEW OPTIONS.

      What does the Company Recommend that I Do? The Board of Directors has approved this Offer. We cannot guarantee that the New Options will have a lower exercise price than the Eligible Options. However, the Board of Directors believes that, for some participants, the Offer may create a better chance for such participants to obtain value from their options in the short-term. The Board of Directors recognizes that the decision to accept is an individual one that should be based on a variety of factors and you should consult with your personal advisors if you have questions about your financial or tax situation.

      What Happens to Your Eligible Options if You Accept the Offer? If you accept our Offer, the Eligible Options that you choose to exchange will be cancelled and you will have no further right or interest in those options, whether vested or unvested. If you choose to accept our Offer, in order to avoid adverse accounting consequences to the Company, you will not be eligible to receive any other stock options, including New Options until, at the earliest, December 7, 2001; provided, however, that this date may be extended if the Offer is extended.

      What is the U.S. Tax Treatment of the New Options? All New Options will be non-qualified stock options. The New Options will not be eligible for the special tax treatment that


                                       2.

applies to incentive stock options. You should consult with your personal advisors with respect to all tax matters.

      What if I am an employee who works in France? If you are an employee who works in France, the New Option may be granted pursuant to our French stock option subplan under the 1996 Non-Officer Equity Incentive Plan. The Company intends that the New Options granted under this subplan be qualified for the tax benefits afforded to you and the Company (or its wholly-owned subsidiaries) under French tax laws but does not guarantee this will be so. You are encouraged to carefully review and compare the subplan's terms with the terms of the 1996 Non-Officer Equity Incentive Plan. Please contact Stock Administration to obtain copies of these plans. In addition, you should consult with your advisor to determine the tax and social contribution consequences of participating in this program.

      What if I am an employee who works in the United Kingdom? If you are an employee who works in the United Kingdom, you will be required to sign an election form that transfers all liability to you for the Secondary Class 1 National Insurance Contributions related to your New Options. You can obtain a copy of this election form from Stock Administration. You should consult with your advisor to determine the tax and social contribution consequences of signing such election form and participating in this program.

      What Happens if I Don't Accept the Offer? If you do not accept the Offer, or if we do not accept the options you elect to exchange, you will keep all of your Eligible Options, and you will not receive any New Options under this Offer.

      Can I Change My Mind? Yes. After you turn in the Election Form, you can change your election any time on or prior to the deadline by delivering a signed change in election form to Stock Administration, before 12:00 p.m., Pacific Daylight Time, on June 6, 2001 (unless Documentum extends the deadline). Stock Administration can provide you with a form for a change in election. You may contact Stock Administration at (925) 600-6426 or optionexchange@documentum.com.


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